_____________________________

                            STOCK PURCHASE AGREEMENT



                                       for



                          ST. CLOUD MINING COMPANY AND
                    THE GOLDFIELD CONSOLIDATED MINES COMPANY




                                     between



                            THE GOLDFIELD CORPORATION



                                       and



                              IMAGIN MINERALS, INC.



                                   Dated as of



                                December 4, 2002

                          _____________________________





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                                TABLE OF CONTENTS


                                                                            Page


                                    ARTICLE I
                           DEFINITIONS; INTERPRETATION

Section 1.1       Definitions.................................................1
Section 1.2       Interpretation..............................................6

                                   ARTICLE II
                              SALE OF COMMON STOCK

Section 2.1       Purchase and Sale of the Common Stock.......................6
Section 2.2       Closing.....................................................7
Section 2.3       Tax Election................................................7
Section 2.4       Excluded Assets.............................................7
Section 2.5       Payment of Post-Closing Adjustment..........................8

                                   ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF SELLER RELATING TO SELLER AND
                                 THE COMPANIES

Section 3.1    Organization, Standing and Power................................9
Section 3.2    Capitalization of the Companies.................................9
Section 3.3    Authority Relative to this Agreement...........................10
Section 3.4    No Conflict or Violation; Consents and Approvals...............10
Section 3.5    Financial Statements...........................................11
Section 3.6    Absence of Certain Changes.....................................11
Section 3.7    Compliance with Law............................................11
Section 3.8    Permits........................................................12
Section 3.9    Litigation.....................................................12
Section 3.10   Taxes 12
Section 3.11   Environmental Matters..........................................12
Section 3.12   Employee Benefit Plans; ERISA..................................12
Section 3.13   Labor Matters..................................................13
Section 3.14   Brokers and Finders............................................13
Section 3.15   Title to Assets................................................13
Section 3.16   Undisclosed Liabilities........................................13
Section 3.17   Real Property..................................................14
Section 3.18   Contracts......................................................14
Section 3.19   Water Permits..................................................14
Section 3.20   Mining Claims..................................................15
Section 3.21   Equipment......................................................15
Section 3.22   Prior Dispositions of Property.................................15


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Section 3.23   Expiration of Summit Mine Agreement............................15

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

Section 4.1    Organization Standing and Power................................15
Section 4.2    Authority Relative to this Agreement...........................16
Section 4.3    No Conflict or Violation; Consents and Approvals...............16
Section 4.4    Legal Proceedings..............................................16
Section 4.5    Investment Intent..............................................16
Section 4.6    Knowledgeable Purchaser........................................17
Section 4.7    Available Funds................................................17
Section 4.8    Investment Company Act.........................................17
Section 4.9    Brokers and Finders............................................17

                                    ARTICLE V
                                   TAX MATTERS

Section 5.1    Tax Matters....................................................17

                                   ARTICLE VI
                                    COVENANTS

Section 6.1    Conduct of the Business Pending the Closing....................20
Section 6.2    Consents and Approvals.........................................20
Section 6.3    Filings........................................................21
Section 6.4    Covenant to Satisfy Conditions.................................21
Section 6.5    Exclusivity....................................................21
Section 6.6    Further Assurances.............................................21
Section 6.7    Employee Benefits - COBRA......................................22
Section 6.8    Name  22
Section 6.9    Transition Services............................................22
Section 6.10   Mine Closure...................................................22
Section 6.11   Post Closing Permit and Bond Transfer..........................22

                                   ARTICLE VII
                     CONDITIONS TO EACH PARTY'S OBLIGATIONS

Section 7.1    Regulatory Approvals...........................................23

                                  ARTICLE VIII
                     CONDITIONS TO THE SELLER'S OBLIGATIONS

Section 8.1    Representations and Warranties of the Buyer True...............23
Section 8.2    Performance....................................................23
Section 8.3    Buyer Guarantee................................................23
Section 8.4    Certificates...................................................23

Section 8.5    No Injunction or Proceeding....................................24

                                   ARTICLE IX
                      CONDITIONS TO THE BUYER'S OBLIGATIONS

Section 9.1    Representations and Warranties of the Seller True..............24
Section 9.2    Performance by the Seller......................................24
Section 9.3    Certificates...................................................24
Section 9.4    No Injunction or Proceeding....................................24
Section 9.5    Officer and Director Resignations..............................24

                                    ARTICLE X
                  TERMINATION AND ABANDONMENT; INDEMNIFICATION

Section 10.1   Termination....................................................24
Section 10.2   Procedure and Effect of Termination............................25
Section 10.3   Survival of Representations and Warranties.....................25
Section 10.4   Indemnification................................................25

                                   ARTICLE XI
                                  MISCELLANEOUS

Section 11.1   Waivers and Amendments.........................................28
Section 11.2   Representations and Warranties; Etc............................28
Section 11.3   Entire Agreement; Assignment...................................28
Section 11.4   Validity.......................................................29
Section 11.5   Notices........................................................29
Section 11.6   Governing Law..................................................30
Section 11.7   Publicity......................................................30
Section 11.8   Jurisdiction; Forum............................................30
Section 11.9   WAIVER OF JURY TRIAL...........................................30
Section 11.10  Indemnification Provisions.....................................31
Section 11.11  Descriptive Headings...........................................31
Section 11.12  Counterparts...................................................31
Section 11.13  Expenses.......................................................31
Section 11.14  Parties in Interest............................................31
Section 11.15  Interpretation.................................................31
Section 11.16  Other Acknowledgments and Disclaimers..........................32

EXHIBIT A      Guarantee of Garold R. Spindler
EXHIBIT B      Preliminary Allocation of Purchase Price
EXHIBIT C      Transition Services Agreement


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                            STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of this fourth day of December, 2002, is made by and between THE GOLDFIELD CORPORATION ("Seller"), a Delaware corporation, and Imagin Minerals, Inc., a Delaware corporation ("Buyer").

                                    RECITALS:

          WHEREAS, the Seller owns all of the shares of capital stock of each of St. Cloud Mining Company, a Florida corporation ("St. Cloud") and The Goldfield Consolidated Mines Company, a Florida corporation ("Consolidated"); and

          WHEREAS, Consolidated owns all of the shares of capital stock of The Lordsburg Mining Company, a Florida corporation ("Lordsburg," and together with St. Cloud and Consolidated, the "Companies"); and

          WHEREAS, the Buyer desires to purchase from the Seller all of the shares of capital stock of each of St. Cloud and Consolidated on the terms and subject to the conditions herein contained, and the Seller has agreed to sell such interests on such terms and subject to such conditions;

          NOW THEREFORE, in consideration of the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                           DEFINITIONS; INTERPRETATION

          Section 1.1 Definitions. The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement.

          "1940 Act" shall have the meaning set forth in Section 4.8.

          "Acquisition Proposal" shall have the meaning set forth in Section
6.5.

          "Additional Deductions" shall have the meaning set forth in Section 10.4(f).

          "Adjusted Net Working Capital Balance" shall mean the balance of current assets (exclusive of cash and current portion of the notes receivable) less current liabilities, as reflected on the Consolidated Financial Statements at the respective reporting dates, using consistent valuation methods.

          "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

          "Agreement" shall mean this Stock Purchase Agreement together with the Schedules and Exhibits.

          "Buyer" shall have the meaning set forth in the preamble.

          "Buyer Disclosure Schedule" shall have the meaning set forth in
Article IV.

          "Buyer Indemnified Parties" shall have the meaning set forth in
Section 10.4(a).

          "Buyer's Reclamation Activities" shall have the meaning set forth in
Section 6.10.

          "Buying Group" shall have the meaning set forth in Section 11.2(b).

          "Closing" shall have the meaning set forth in Section 2.2(a).

          "Closing Date" shall have the meaning set forth in Section 2.2(a).

          "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Companies" shall have the meaning set forth in the recitals.

          "Common Stock" shall have the meaning set forth in Section 3.2(a).

          "Consolidated Financial Statements" shall mean the unaudited financial statements consolidating the financial information for St. Cloud and Consolidated as set forth in Section 3.5 of the Seller Disclosure Schedule.

          "Confidentiality Agreement" shall mean the confidentiality agreement entered into by and between Buyer and Drew Anderson, dba Dirt Level Solutions, LLC, acting on behalf of Seller, dated as of June 19 , 2002.

          "Consolidated" shall have the meaning set forth in the recitals.

          "Consolidated Stock" shall have the meaning set forth in Section
3.2(a).

          "Continuing Support Obligations" shall have the meaning set forth in
Section 6.11.

          "Continuing Support Obligation Indemnification" shall have the meaning set forth in Section 6.11.

          "Contracts" shall mean the contracts listed on Section 3.18 of the Seller Disclosure Schedule.

          "Damages" shall mean any cash, out-of-pocket liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages and amounts paid in settlement, except to the extent caused by the negligence, willful misconduct or fraud of an Indemnified Party.

          "Deductible Amount" shall have the meaning set forth in Section
10.4(c).

          "Elephant Property" shall have the meaning set forth in Section
2.4(d).

          "Elephant Property Indemnification" shall have the meaning set forth in Section 2.4(d).

          "Encumbrance" shall mean any lien, encumbrance, security interest, charge, mortgage, option, pledge or restriction on transfer of any nature whatsoever (except for encumbrances pursuant to any Permits, regulations or other actions by Governmental Entities).

          "Environmental Claim" means any claim, action, demand, order, or written notice pending, or any investigation or notice of violation threatened, by or on behalf of any Governmental Entity or other Person alleging potential liability based on or resulting from the violation of any Environmental Law or environmental permit, provided that any action taken by any Governmental Entity in connection with the Reclamation and Closure Plans shall not be an Environmental Claim.

          "Environmental Laws" shall mean all federal, state, tribal, local laws and regulations, and all binding final judicial and administrative orders and determinations applicable to the Companies' businesses and operations to the extent relating to the protection of natural resources and biota, releases or threatened releases of Hazardous Materials or otherwise relating to the generation, treatment, storage, transport or handling of Hazardous Materials in connection with the reclamation, restoration or closure of mines and their immediate environment, including the requirements of the Surface Mining Control and Reclamation Act of 1977, as amended, the Federal Water Pollution Control Act (including NPDES programs), as amended, the Clean Air Act, as amended, the Federal Mine Safety and Health Act of 1977, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, or the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, their state law analogues and their respective implementation regulations, including the New Mexico Mining Act, the New Mexico Water Quality Act, the New Mexico Air Quality Control Act, and their respective implementing regulations.

          "Equipment" shall mean all the equipment and machinery owned by the Companies and listed on Section 3.21 of the Seller Disclosure Schedule.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "GAAP" shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

          "Governmental Entity" shall have the meaning set forth in Section 3.4.

          "Guarantee" shall mean the personal guarantee of Garold R. Spindler, in the form of Exhibit A hereto, guaranteeing the Continuing Support Obligations.

          "Hazardous Materials" shall mean all substances defined as hazardous substances, pollutants or wastes under any Environmental Law.

          "HIPAA" shall mean Health Insurance Portability and Accountability Act of 1996, as amended, or any successor law, and all rules and regulations thereunder or under any successor law.

          "Indemnified Party" shall have the meaning set forth in Section
10.4(g).

          "Indemnifying Party" shall have the meaning set forth in Section 10.4(g).

          "Lordsburg" shall have the meaning set forth in the recitals.

          "Lordsburg Stock" shall have the meaning set forth in Section 3.2(a).

          "Material Adverse Effect" shall have the meaning set forth in Section 3.7.

          "Midnight Mine" shall have the meaning set forth in Section 2.4(c).

          "Midnight Mine Indemnification" shall have the meaning set forth in
Section 2.4(c).

          "Overlap Period" shall have the meaning set forth in Section 5.1(b).

          "Overlap Period Taxes" shall have the meaning set forth in Section 5.1(b).

          "Permits" shall mean licenses, approvals, franchises, authorizations, certifications, registrations and similar documents or instruments issued by a Governmental Entity and listed on Section 3.8 of the Seller Disclosure Schedule.

          "Person" shall mean any individual, partnership, joint-stock company, joint venture, corporation, limited liability company, trust or unincorporated organization, or a Governmental Entity or political subdivision thereof.

          "Plan" shall have the meaning set forth in Section 3.12(a).

          "Pre-Closing Taxes" shall have the meaning set forth in Section
5.1(b).

          "Purchase Price" shall have the meaning set forth in Section 2.1.

          "Real Property" shall mean all land, together with all buildings, structures, improvements, and fixtures located thereon, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights) owned, leased or subleased by any of the Companies.

          "Real Property Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, and renewals with respect thereto, pursuant to which any of the Companies holds any Real Property.

          "Reclamation and Closure Plans" shall mean the reclamation and closure plans relating to the sites listed on Section 6.10 of the Seller Disclosure Schedule and any operating permits issued in respect of such plans.

          "Reclamation Indemnification" shall have the meaning set forth in
Section 6.10.

          "Representative" shall mean, with respect to any Person, each of such Person's directors, officers, employees, representatives and agents.

          "Section 338(h)(10) Election" shall have the meaning set forth in
Section 2.3(b).

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Seller" shall have the meaning set forth in the preamble.

          "Seller Disclosure Schedule" shall have the meaning set forth in
Article III.

          "Seller Indemnified Parties" shall have the meaning set forth in
Section 10.4(b).

          "Selling Group" shall have the meaning set forth in Section 11.2(b).

          "St. Cloud" shall have the meaning set forth in the recitals.

          "St. Cloud Stock" shall have the meaning set forth in Section 3.2(a).

          "Summit Property" shall have the meaning set forth in Section 3.15.

          "Tax Claims" shall mean any claims, actions, causes of action, liabilities, losses, damages, deficiencies, judgments, settlements, costs and expenses whatsoever (including reasonable out-of-pocket expenses and reasonable attorneys' fees), whether or not resulting from third party claims, relating to Taxes.

          "Taxes" shall mean all income, gross receipts, profits, franchise, single business, sales, use, transfer, occupation, property (including in lieu-of-taxes), capital, environmental, employment, severance, excise, workers' compensation, social security, withholding or similar taxes or other governmental fees or charges of a similar nature, however denominated, imposed by any federal, state, local or other political subdivision taxing authority, together with any interest, additions or penalties with respect thereto.

          "Tax Return" shall mean any return, report, statement, information or other document including any amendment thereto filed or to be filed or required to be filed or supplied to any federal, state, or local Tax authority or any other government entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities.

          "Transaction Regulatory Approvals" shall mean all regulatory approvals required to consummate the transactions contemplated hereby.

          "Transfer Taxes" shall have the meaning set forth in Section 5.1(a).

          "Transition Services Agreement" shall have the meaning set forth in
Section 6.9.

          As used in this Agreement, references to the "Knowledge" of any Person shall mean the actual knowledge of the executive officers of such Person as listed on Section 1.1 of the Seller or Buyer Disclosure Schedule, as the case may be, and of the senior employees as listed on Section 1.1 of the Seller or Buyer Disclosure Schedule, as the case may be, of such Person responsible for the area of operations of such Person to which such Person's Knowledge relates.

          Section 1.2 Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated or unless the context shall otherwise require. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions of terms in this Agreement shall be applicable to both the plural and the singular forms of the terms defined when either such form is used in this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder," and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, paragraph or clause.

                                   ARTICLE II
                              SALE OF COMMON STOCK

          Section 2.1 Purchase and Sale of the Common Stock. (a) The Buyer and the Seller hereby agree that upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth herein, the Seller shall sell, transfer and deliver to the Buyer and the Buyer shall purchase from the Seller, free and clear of all Encumbrances, the Common Stock for a purchase price equal to Two Million, Five Hundred Seventy-Seven Thousand, Nine Hundred and Thirty-Eight Dollars ($2,577,938) (the "Purchase Price") in cash. The Purchase Price shall be allocated among the Companies as set forth in Section 5.1.

          (b) Closing Adjustment to Purchase Price. At Closing, the Purchase Price shall be increased by $29,027, which is the amount that the Adjusted Net Working Capital Balance as of October 31, 2002 (being the sum of $536,461) exceeded the Adjusted Net Working Capital Balance as of May 31, 2002 (being the sum of $507,434), for a total of $2,606,965 payable to Seller at Closing.

          (c) Post-Closing Adjustment to Purchase Price. The Purchase Price shall be increased by the amount that the Adjusted Net Working Capital Balance as of November 30, 2002 exceeds the Adjusted Net Working Capital Balance as of October 31, 2002 (being the sum of $536,461), or decreased by the amount that the Adjusted Net Working Capital Balance as of

November 30, 2002 is less than the Adjusted Net Working Capital Balance as of October 31, 2002, as the case may be (the "Post-Closing Adjustment").

          Section 2.2 Closing. (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. Eastern Daylight Time on December 4, 2002, to be effective as of November 30, 2002, at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P. in New York, New York, or at such other time, date or place as the parties may mutually agree (hereinafter referred to as the "Closing Date").

          (b) At the Closing, the Seller shall deliver the following to the
Buyer:

               a) stock certificates duly endorsed or accompanied by stock powers duly endorsed in blank with appropriate transfer stamps, if any, affixed thereto, representing the Common Stock;

               b) the certificates contemplated by Section 9.3;

               c) the executed Transition Services Agreement and

               d) all other documents required to be delivered by the Seller on or prior to the Closing Date pursuant to this Agreement.

          (c) At the Closing, the Buyer shall deliver to the Seller:

               a) the Purchase Price, as adjusted pursuant to Section 2.1(b);

               b) the certificates contemplated by Section 8.4;

               c) the executed Transition Services Agreement and

               d) all other documents required to be delivered by the Buyer on or prior to the Closing Date pursuant to this Agreement.

          (d) All payments to be made by the Buyer pursuant to this Section 2.2 shall be made by wire transfer of immediately available funds on the Closing Date to such bank account or bank accounts as the Seller shall designate at least two business days prior to the Closing Date.

          Section 2.3 Tax Election. The Buyer and the Seller shall make an election pursuant to section 338(h)(10) of the Code (the "Section 338(h)(10) Election").

          Section 2.4 Excluded Assets. (a) Immediately prior to the Closing, the Seller shall cause each of the Companies to declare and pay a dividend to Seller an aggregate amount equal to the Companies' cash on hand as of closing, and such payment shall not affect the Purchase Price nor require any adjustment thereto.

          (b) (i) Immediately prior to the Closing, the Seller shall cause each of the Companies to cancel any receivable from the Seller or any Affiliate of the Seller (other than the Companies) and release the Seller or such Affiliate, as the case may be, from any further obligation with respect to such receivable. Such cancellation and release shall not affect the Purchase Price nor require any adjustment thereto.

          (ii) Prior to the Closing, the Seller shall cancel, and cause any Affiliate of the Seller (other than the Companies) to cancel, any receivable from the Companies, or either of them, and release the Companies from any further obligation with respect to such receivable. Such cancellation and release shall not affect the Purchase Price nor require any adjustment thereto.

          (c) The Buyer and the Seller have agreed that the property known as the "Midnight Mine" is to be excluded from the transactions contemplated hereby, it being understood that the Midnight Mine has been sold by the Seller in a separate transaction, whereby the Seller shall retain the sales proceeds from such sale and all other funds associated therewith. As requested by the Seller, Buyer shall assist Seller in taking any action necessary to cause the permit for the Midnight Mine to be transferred to the buyer of the Midnight Mine; provided that, Seller shall reimburse Buyer for any labor, equipment and other costs incurred by Buyer in taking such action. Seller shall indemnify and hold harmless Buyer and the Companies, and their respective officers and directors, from and against any and all Damages, claims, actions or expenses resulting from or in connection with the transfer of, or failure of Seller to transfer, the Midnight Mine permit, which transfer shall be effected as expeditiously as possible, consistent with Seller's other obligations under this Agreement (the "Midnight Mine Indemnification").

          (d) Seller shall indemnify and hold harmless Buyer and the Companies, and their respective officers and directors, from and against any and all Damages, claims, actions or expenses resulting from or in connection with the possible title issue or claim relating to the property known as the "Elephant Property," as described in Section 3.22 of the Seller Disclosure Schedule (the "Elephant Property Indemnification").

          (e) Seller shall take all steps necessary to secure the release of St. Cloud from any obligations under the Agreement of Indemnity dated December 26, 2001, by and among Seller, Southeast Power Corporation, St. Cloud, and Great American Insurance Company and its affiliates (including, but not limited to, Great American Alliance Insurance Company, Great American Insurance Company of New York and Great American Assurance Company), only insofar as such agreement provides for indemnification with respect to bonds issued for parties other than St. Cloud. Seller shall indemnify and hold harmless St. Cloud with respect to any liabilities or expenses, including reasonable attorneys' fees, related thereto.

          (f) Those four (4) certain notes payable to St. Cloud as set forth in
Section 2.4(f) of the Seller Disclosure Schedule.

          Section 2.5 Payment of Post-Closing Adjustment. On Friday, December 20, 2002, the Buyer shall deliver to Seller a payment in the amount of any increase in the Purchase Price, or the Seller shall deliver to Buyer a payment in the amount of any decrease in the Purchase Price, as the case may be, and such payment shall be in the amount of the Post-Closing Adjustment as determined pursuant to Section 2.1(c).

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                      RELATING TO SELLER AND THE COMPANIES

          The Seller shall deliver to the Buyer a Disclosure Schedule concurrently with the execution and delivery by the Seller of this Agreement, as attached hereto (the "Seller Disclosure Schedule"). Disclosure of any fact or item in the Seller Disclosure Schedule with reference to a particular paragraph or section in the Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section in the Agreement, be deemed to be disclosed with respect to such other paragraph or section whether or not a specific cross-reference appears; provided that the relevance of such fact or item shall be reasonably evident from such disclosure. Except as set forth in the Seller Disclosure Schedule, the Seller hereby represents and warrants to the Buyer as follows:

          Section 3.1 Organization, Standing and Power. Each of the Seller and the Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Seller and the Companies has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except as otherwise provided in this Article III. Each of the Companies is qualified or licensed to do business as a foreign corporation or company and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license.

          Section 3.2 Capitalization of the Companies. (a) The authorized equity capital of each of the Companies is as follows: (i) St. Cloud's authorized equity capital consists of 50 shares of common stock, $10.00 par value per share, of which 50 shares have been issued and are outstanding (the "St. Cloud Stock"); (ii) Consolidated's authorized equity capital consists of 50 shares of common stock, $10.00 par value per share, of which 49 shares have been issued and are outstanding (the "Consolidated Stock," and together with the St. Cloud Stock, the "Common Stock") and (iii) Lordsburg's authorized equity capital consists of 100 shares of common stock, $5.00 par value per share, of which 100 shares have been issued and are outstanding (the "Lordsburg Stock"). All of the shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto and are held beneficially and of record by the Seller. All of the shares of Lordsburg Stock are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto and are held beneficially and of record by Consolidated.

          (b) There are no outstanding (i) securities convertible into or exchangeable for the equity capital of any of the Companies, (ii) options, warrants or other rights to purchase or subscribe for equity capital of any of the Companies or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity capital of any of the Companies or any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, is subject to or bound.

          (c) Upon delivery of the Common Stock against payment of the Purchase Price by the Buyer in accordance with Section 2.2, valid and marketable title to the Common Stock, free and clear of any Encumbrance will pass to the Buyer.

          Section 3.3 Authority Relative to this Agreement. The Seller has all requisite corporate authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of the Seller, including approval of the board of directors of the Seller, and no other proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and, assuming this Agreement has been duly authorized, executed and delivered by the Buyer, this Agreement constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          Section 3.4 No Conflict or Violation; Consents and Approvals. Neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated hereby by the Seller will (a) violate any provision of the certificate of incorporation or by-laws of the Seller, (b) require the consent, waiver or approval of any federal, state, local or foreign government, or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity"), except for consents and approvals to be made and obtained before the Closing and those which have been made and obtained, and provided that no requirements of or actions taken by any Governmental Entity in connection with the activities associated with the Reclamation and Closure Plans or the Continuing Support Obligations, as contemplated by Sections 6.10 and 6.11 hereof, shall be deemed such a consent, waiver or approval, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, contract, lease, franchise, permit, agreement or other instrument or obligation to which the Seller or any of the Companies is a party or by which the Seller or any of the Companies or any of their respective properties or assets may be bound, (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to the Seller or any of the Companies or by which any of their respective properties or assets may be bound, except as otherwise provided in this Article III, and (e) require the consent, waiver or approval of any third party in connection with the Equipment, Real Property or Real Property Leases and the transactions contemplated by this Agreement, provided that no requirements of or actions taken by any third party in connection with the activities associated with the Reclamation and Closure Plans or the Continuing Support Obligations, as contemplated by Sections 6.10 and 6.11 hereof, shall be deemed such a consent, waiver or approval.

          Section 3.5 Financial Statements. (a) The Seller has previously made available to the Buyer (i) the audited consolidated financial statements of the Seller (including any related notes) for the fiscal years ending December 31 of each of 1999, 2000 and 2001, which have been prepared in accordance with GAAP consistently applied and fairly present the financial position, results of operations, cash flows and stockholders' equity for the Seller for the periods indicated and (ii) the consolidating statements related to the Companies prepared in connection with the 2001 year end audit.

          (b) The Seller has previously furnished to the Buyer the unaudited monthly balance sheets and income statements of each of the Companies for the months of January 2002, February 2002, March 2002, April 2002, May 2002, June 2002, July 2002, August 2002, September 2002 and October 2002. The unaudited monthly balance sheets and income statements of each of the Companies for the months of May 2002 and October 2002 are attached to Section 3.5 of the Seller Disclosure Schedule. The unaudited financial statements have been prepared on a consistent basis with the Seller's audited financial statements, and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of operations and financial position of the Companies for the periods indicated.

          Section 3.6 Absence of Certain Changes. Except as disclosed in Section
3.6 of the Seller Disclosure Schedule, and unless otherwise provided for in
Section 2.4 hereof, since October 31, 2002, none of the Companies has (a) suffered any material adverse change in its business, operations or financial position, (b) conducted its business in any material respect not in the ordinary and usual course consistent with past practice, (c) incurred any long-term indebtedness or issued any debt securities or assumed or guaranteed the obligations of any other Person, (d) sold, transferred or otherwise disposed of any of its material property or assets, (e) created any material Encumbrance on any of its material property or assets, (f) increased in any manner the rate or terms of compensation of any of its directors or officers, (g) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by law or any existing Plan or other agreement or arrangement to any such director, officer or employee, whether past or present, or (h) entered into or amended any employment, bonus, severance or retirement contract.

          Section 3.7 Compliance with Law. The businesses of the Companies are not being conducted in violation of any applicable order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity, except for such violations as, in the aggregate, will not have a material adverse effect on the business, results of operations, assets or financial condition of the Companies taken as a whole, that would likely result in liability against or expenses to the Companies of $25,000 or more (any such effect, a "Material Adverse Effect"). None of the Companies is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation or by-laws or (b) any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to such Company except for such defaults and violations as, in the aggregate, will not have a Material Adverse Effect.

          Section 3.8 Permits. Section 3.8 of the Seller Disclosure Schedule sets forth a complete and correct list of all Permits held by each of the Companies that are necessary for the conduct of their businesses in all material respects as presently conducted. Each of the Companies is in material compliance with the terms of the Permits.

          Section 3.9 Litigation. Except as otherwise disclosed in writing to the Buyer, there are no actions, suits or proceedings pending or, to the Knowledge of the Seller, threatened against the Seller or any of the Companies or any properties or rights of the Seller or any of the Companies before any Governmental Entity.

          Section 3.10 Taxes. (a) The Seller has, with respect to the Companies, within the time and manner prescribed by law, (i) filed or caused to be filed with the appropriate taxing authorities (or joined in the filing of) all material Tax Returns required to be filed by them in respect of any Taxes, and each such Tax Return was complete and accurate in all material respects, and
(ii) paid in full or caused to be paid in full all Taxes shown to be due and payable thereon, except those being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

          (b) No deficiencies for any Taxes have been asserted in writing against any of the Companies, which remain unpaid and which in the aggregate are material to the businesses or financial conditions of the Companies, or which are not being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and the Companies have adequately reserved for all material Taxes payable by the Companies for which no Tax Return has yet been filed.

          Section 3.11 Environmental Matters. Except as set forth in Section
3.11 of the Seller Disclosure Schedule, to the Seller's Knowledge, except where such failures to comply with any applicable Environmental Law will not, in the aggregate, have a Material Adverse Effect, (a) the operations of each of the Companies are in compliance with all applicable Environmental Laws, (b) there has been no disposal or release of any Hazardous Materials on or from the Real Property in violation of any applicable Environmental Law, (c) the Real Property is in compliance with all applicable Environmental Laws, and (d) no event has occurred which could be the basis for any written notice of violation, compliance order, or cessation order under any Environmental Law. Except as set forth in Section 3.11 of the Seller Disclosure Schedule, to the Seller's Knowledge, there are no Environmental Claims, pending or threatened against any of the Companies which, if determined adversely against such Company, would have a Material Adverse Effect.

          Section 3.12 Employee Benefit Plans; ERISA. (a) Section 3.12(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all material "employee benefit plans," as defined in Section 3(3) of ERISA, maintained, or contributed to, by any of the Companies on behalf of any employee, officer or director of any of the Companies and all material written bonus or other incentive compensation, deferred compensation, salary continuation, disability, stock award, stock option, stock purchase, severance, parachute or other material employee benefit policies or arrangements which any of the Companies maintains or contributes to on behalf of any employee, officer or director of any of the Companies (collectively referred to as the "Plans").

          (b) The Plans are in full force and effect, are in substantial compliance with applicable law, including ERISA and the Code, and have been administered and operated in all material respects in accordance with their terms.

          (c) All premiums for the Plans have been paid or accrued in full for the applicable period prior to the Closing Date.

          (d) Except as set forth in Section 3.12 (d) of the Seller Disclosure Schedule, as of the Closing Date, no liabilities have been incurred with respect to any employee, former employee or person on laid-off or inactive status or who is receiving short-term or long-term disability benefits under a Plan.

          Section 3.13 Labor Matters. (a) None of the Companies is (i) a party to or bound by any collective bargaining agreement with a labor union or labor organization, (ii) a party to or bound by any contract for the employment of any of its employees, or (iii) the subject of any proceeding asserting that such Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor organization as to wages or conditions of employment.

          (b) Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule (i) there are no workers' compensation or unemployment claims pending, or, to the Seller's Knowledge, threatened against the Companies and (ii) all workers' compensation insurance policies held by each of the Companies are in full force and effect in accordance with their terms.

          Section 3.14 Brokers and Finders. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, no broker, finder or investment banker, other than McFarland Dewey & Co., LLC, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any of the Companies.

          Section 3.15 Title to Assets. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, (i) each of the Companies has good and marketable title to the properties and assets owned by it and used in its operations or shown on the unaudited monthly balance sheet dated as of October 31, 2002 referenced in Section 3.5(b), free and clear of all Encumbrances and
(ii) each of the Real Property Leases listed in Section 3.18 of the Seller Disclosure Schedule is in full force and effect, there is no material default by any of the Companies under any such Real Property Lease and each such Real Property Lease will remain in full force and effect immediately following the Closing. No representation or warranty is made with respect to the title to the property known as the "Summit Property."

          Section 3.16 Undisclosed Liabilities. Neither the Companies nor any of their respective subsidiaries have any liabilities, obligations, guarantees, warranties, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise), other than those incurred in the ordinary course of the Companies' or their respective subsidiaries' businesses (which shall include warranties provided in connection with construction contracts or zeolite products), and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Companies.

          Section 3.17 Real Property. Section 3.17 of the Seller Disclosure Schedule sets forth a complete and correct list of all Real Property owned by the Companies. Seller has not been served with service of process in any condemnation, expropriation or other proceeding in eminent domain, pending, in each case naming any of the Companies as a party, or, to the Knowledge of the Companies, threatened, affecting any Real Property or any portion thereof or interest therein. To Seller's Knowledge, there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, particular adjudicatory administrative actions or similar proceedings, pending, in each case naming any of the Companies as a party, or, to the Knowledge of the Companies, threatened (except for legislative/rulemaking or administrative proceedings relating to mining or similar properties generally), relating to the ownership, lease, use, occupancy of, or the operation of any of the Companies' businesses as currently conducted on, any of the Real Property or any portion thereof.

          Section 3.18 Contracts. Except as disclosed in Section 3.18 of the Seller Disclosure Schedule, none of the Companies is a party to any Real Property Lease, or any management, service, supply, maintenance or other contracts which are material to the operation of the Companies' businesses or use of their respective assets. Seller has provided to Buyer a copy of each agreement listed in Section 3.18 of the Seller Disclosure Schedule. The Contracts are in full force and effect according to their terms and none of the Companies has received any notice of default under any of the Contracts.

          Section 3.19 Water Permits. (a) The water permits issued under New Mexico State Engineer Office ("OSE") File No. RG-36763 through S-6 are valid and effective permits according to their terms for the diversion of 196 acre feet of water per year for mining, milling and associated purposes, with respect to which water permits none of the Companies has received notice of abandonment or forfeiture, and the Acceptance by the State Engineer of a Dedication of Water Right (RG-34371), dated August 13, 1990, is an approved dedication for 12.13 acre feet of offset rights allowing the diversion of 75 acre feet from RG-36763 through S-6 (collectively, the "Water Permits").

          (b) The existing wells, pumps, pipes, sprinklers and other equipment currently used in the operations of the Companies' businesses in connection with the Water Permits are in good operating condition.

          (c) With respect to the Water Permits, Seller is in substantial compliance with all applicable regulations and requirements of the OSE.

          (d) The OSE Permit to Construct a Tailings Impoundment, issued under File No. 3914 is a valid and effective permit according to its terms.

          Section 3.20 Mining Claims. The Unpatented Mining Claims identified in
Section 3.20 of the Seller Disclosure Schedule have been located, perfected and maintained in accordance with federal and state law, all annual rental fees have been paid to the United States Bureau of Land Management, all assessment work required by applicable law with respect to such claims has been done and all recordings and filings required by applicable law with respect to such claims have been made.

          Section 3.21 Equipment. A list of all Equipment owned by any of the Companies which is material to their operations as presently conducted is set forth in Section 3.21 of the Seller Disclosure Schedule, and is in all material respects in working order, ordinary wear and tear excepted.

          Section 3.22 Prior Dispositions of Property. Section 3.22 of the Seller Disclosure Schedule lists all of the material mining properties (i) formerly owned by the Companies or either of them that have been sold or otherwise disposed of prior to the date hereof and (ii) formerly operated by the Companies, or either of them, where neither of the Companies has conducted operations since December 31, 2001. Section 3.22 of the Seller Disclosure Schedule fairly summarizes, in all material respects, the nature of the Companies' operations that were conducted at each of the properties listed thereon, the time period during which the Companies conducted operations at such property, the disposition (with respect to formerly owned property) and current status of such property and any continuing contractual obligations of the Companies with respect to such property, if any. To Seller's Knowledge, there are no Environmental Claims with respect to the properties or operations listed on Section 3.22 of the Seller Disclosure Schedule.

          Section 3.23 Expiration of Summit Mine Agreement. The Summit Mine Agreement dated as of December 15, 1998, between Royal Ecoproducts Limited, a body corporate incorporated under the laws of Ontario, Canada, and Lordsburg has expired under its terms, is of no force or effect, and neither party thereto has any liability thereunder.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer shall deliver to the Seller a Disclosure Schedule concurrently with the execution and delivery by the Buyer of this Agreement, as attached hereto (the "Buyer Disclosure Schedule"). Disclosure of any fact or item in the Buyer Disclosure Schedule with reference to a particular paragraph or section in the Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section in the Agreement, be deemed to be disclosed with respect to such other paragraph or section whether or not a specific cross-reference appears; provided that the relevance of such fact or item shall be reasonably evident from such disclosure. Except as set forth in the Buyer Disclosure Schedule, the Buyer hereby represents and warrants to the Seller as follows:

          Section 4.1 Organization Standing and Power. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Buyer has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets except as otherwise provided in this Article IV.

          Section 4.2 Authority Relative to this Agreement. The Buyer has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of the Buyer, including approval of the board of directors of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming this Agreement has been duly authorized, executed and delivered by the Seller, this Agreement constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          Section 4.3 No Conflict or Violation; Consents and Approvals. Neither the execution and delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby by the Buyer will (a) violate any provision of the certificate of incorporation or by-laws of the Buyer, (b) require the consent, waiver or approval of any Governmental Entity, except for
(i) consents and approvals to be made and obtained before the Closing and those which have been made and obtained, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, contract, lease, franchise, permit, agreement or other instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to the Buyer or by which any of its properties or assets may be bound.

          Section 4.4 Legal Proceedings. There are no actions, suits or proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer before any court, arbitrator or governmental or regulatory body or authority which would prevent or delay the consummation of the transactions contemplated by this Agreement.

          Section 4.5 Investment Intent. The Buyer is acquiring the Common Stock for its own account for investment and not with any present intention of distributing the Common Stock in violation of the Securities Act, other applicable federal or state securities laws, and the rules and regulations promulgated thereunder. The Buyer understands that the Common Stock has not been registered under the Securities Act or other applicable federal or state securities laws, and the rules and regulations promulgated thereunder, by reason of the contemplated sale of the Common Stock in a transaction exempt from the registration requirements of the Securities Act and state securities laws, and the rules and regulations promulgated thereunder. The Buyer represents that it is fully informed as to the applicable limitations upon any distribution or resale of the Common Stock under the Securities Act and other applicable federal and state securities laws, and the rules and regulations promulgated thereunder, and the Buyer agrees that it will refrain from transferring, distributing or otherwise disposing of the Common Stock, or any interest therein, in such manner as to violate the registration requirements of the Securities Act or of any applicable Federal or state securities law, and the rules and regulations promulgated thereunder, and that the Buyer is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

          Section 4.6 Knowledgeable Purchaser. The Buyer (a) is represented by competent legal, tax and financial counsel in connection with the negotiation, execution, and delivery of this Agreement, (b) together with its Affiliates, has sufficient Knowledge and experience in owning (directly or indirectly), managing and operating mining properties to enable it to evaluate the Companies and the business of the Companies and the technical, commercial, financial, legal, regulatory and other risks associated with owning the Common Stock, (c) acknowledges that pursuant to this Agreement it has, prior to the date hereof, performed all due diligence that it has deemed necessary to perform in order to close the transactions contemplated hereby, in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, (d) has relied on its own independent investigation, analysis and evaluation of the Companies and their properties, assets, business, financial condition and prospects and upon the express representations and warranties of the Seller in this Agreement and in any certificate delivered at the Closing, and is not relying on any other representations, warranties, documents or statements of or provided by the Seller or any Affiliate thereof, whether in writing or orally, and (e) together with its Affiliates, is financially capable of purchasing and owning the Common Stock and performing its obligations under this Agreement.

          Section 4.7 Available Funds. As of the Closing Date, the Buyer will have sufficient funds available to satisfy the obligation of the Buyer to pay the Purchase Price and to pay all fees and expenses of the Buyer related to the transactions contemplated hereby without obtaining additional financing.

          Section 4.8 Investment Company Act. The Buyer is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940 of the United States, as amended (the "1940 Act"), or an "investment advisor" within the meaning of the 1940 Act.

          Section 4.9 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

                                    ARTICLE V
                                   TAX MATTERS

          Section 5.1 Tax Matters. (a) (a) Transfer Taxes. The Seller shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes"), if any, arising out of or in connection with the sale of the Common

Stock and the Lordsburg Stock pursuant to this Agreement (including any Transfer Taxes resulting from the Section 338(h)(10) Election), and shall indemnify, defend, and hold harmless the Buyer with respect to such Transfer Taxes. The Seller shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

          (b) Indemnification. (i) The Seller shall indemnify and hold harmless the Buyer from and against any and all Tax Claims (other than Transfer Taxes subject to indemnification pursuant to Section 5.1) relating to any of the Companies resulting from, arising out of or relating to: (A) any and all Taxes imposed on or incurred by the Buyer or the Companies relating to any taxable period ending on or prior to the Closing Date including Taxes resulting from the
Section 338(h)(10) Election ("Pre-Closing Taxes") and (B) with respect to any taxable period ending on or after the Closing Date that includes the Closing Date (the "Overlap Period"), any and all Taxes imposed on or incurred by the Buyer or the Companies attributable to the period ending on or prior to the Closing Date ("Overlap Period Taxes") (reduced in each case by (i) any Tax Claim for which reserves have been established by the Companies on or prior to the Closing Date; however, the reduction shall be limited to the amount of the reserve and (ii) any Tax payments (estimated or otherwise) made on or prior to the Closing Date with respect to any Tax Claims of the Companies). For purposes of the Overlap Period, Taxes shall be attributable to the period ending on or prior to the Closing Date: (A) in the case of any real or personal property tax imposed on or incurred by any of the Companies in an amount equal to the real or personal property tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period for which such real or personal property tax is paid ending on the Closing Date and the denominator of which is the number of days in the entire period; and (B) in the case of any other Taxes imposed on or incurred by the Companies to the extent of any Taxes imposed on or incurred by any of the Companies that would be payable if the taxable year ended on the Closing Date.

          (ii) The Buyer shall indemnify and hold harmless the Seller and its Affiliates from and against any and all Tax Claims relating to the Buyer, any of the Companies or any Affiliate thereof other than Tax Claims resulting from, arising out of or relating to Pre-Closing Taxes or Overlap Period Taxes.

          (c) Refunds. Any refund or credit of any of the Companies for Pre-Closing Taxes or Overlap Period Taxes shall be for the benefit of the Seller and the Buyer shall pay any such refund, after netting any related taxes that result from the refund, to the Seller within 30 days after such Company receives such refund or actually realizes the benefit of such refund or credit. The Buyer, upon receipt of a written request by the Seller, shall cause a relevant Company to file an amended Tax Return if such Tax Return results in a decrease in any Tax liability subject to indemnification pursuant to Section 5.1(b)(i) or a Tax refund payable to the Seller pursuant to this Section 5.1(c) provided that such amended Tax Return does not result in an increase in the Tax liability attributable to any Company that is not subject to indemnification pursuant to
Section 5.1(b)(i). The Buyer shall not file or cause to be filed any amended Tax Return if such return results in an increase in any Tax liability subject to indemnification pursuant to Section 5.1(b)(i) without the prior written consent of the Seller.

          (d) Contests. The Seller and the Buyer agree that, in the event that any of the Companies receives notice in writing of any examination, claim, settlement, proposed adjustment, administrative or judicial proceeding, or other matter related to any Pre-Closing Taxes or Overlap Period Taxes, the Seller or the Buyer, as the case may be, shall notify the other party in writing as soon as reasonably practical (but in no event not more than 10 business days) after receipt of such notice and the Seller shall be entitled to control, at the Seller's own expense, all such matters; provided, the Seller notifies the Buyer in writing within 45 business days following receipt or issuance by the Seller of such written notice that the Seller intends to exercise its rights pursuant to this Section 5.1(d). The Buyer shall cooperate with the Seller by giving the Seller and its representatives, on prior reasonable notice, access and cooperation during normal business hours to all information, books and records pertaining to each Company's Pre-Closing Taxes and Overlap Period Taxes.

          (e) Information. The Seller and the Buyer will make available to each other, and the Buyer will cause each of the Companies, to make available as reasonably requested, and to any taxing authority, all information, records, or documents relating to the liability or potential liability for Pre-Closing Taxes, Overlap Period Taxes and post-closing Taxes and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof. The Buyer shall make available relevant Company employees and officers, as reasonably requested by the Seller, on a mutually convenient basis during normal business hours (at the reasonable expense of the requesting party) to aid the Seller in connection with any Tax matter addressed in this Article V.

          (f) Code Section 338(h)(10) Election; Purchase Price Allocation. Upon the consummation of the purchase contemplated by this Agreement, the Seller and the Buyer shall join in making a timely Section 338(h)(10) Election with respect to the purchase of the Common Stock and the Lordsburg Stock, and shall make similar elections under state and local law to the fullest extent possible. The Buyer will be responsible for preparing and filing all documents and materials necessary in connection with making the Section 338(h)(10) Election and any similar elections under state and local law. On or prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a proposed allocation of the Purchase Price, as adjusted if necessary, for purposes of the Section 338(h)(10) Election made by the Buyer as contemplated by Section 5.1(g) below. The final allocation shall be provided to the Buyer within ninety (90) days after the Closing Date, and shall be substantially similar to the proposed preliminary allocation attached hereto as Exhibit B, except for final adjustments based on the November 30, 2002 balance sheet. The Buyer and the Seller shall timely complete and file Form 8023 and any similar form under applicable state law. If the Buyer and the Seller cannot agree on such allocation, the Buyer and the Seller will select a nationally recognized accounting firm or other recognized expert to appraise the assets for purposes of determining such allocation. The cost of such appraisal will be divided between the Buyer and the Seller equally. The Buyer and the Seller agree not to take any position inconsistent with any such allocation for Tax reporting purposes.

          (g) Tax Returns. The Buyer shall be responsible for preparing and filing all Tax Returns of the Companies relating to Tax periods ending after the Closing Date. The Seller shall cooperate with the Buyer with respect to preparing and filing such Tax Returns and shall promptly provide all information reasonably requested by the Buyer necessary to prepare and file the Tax Returns. Not later than 30 days prior to the filing of any Tax Return relating to the Companies that includes any Tax liability subject to indemnification pursuant to Section 5.1(b)(i), the Buyer shall provide the Seller copies for review of any such Tax Returns setting forth any amount subject to indemnification pursuant to Section 5.1(b)(i). The Seller shall notify the Buyer within 10 days of any disagreement with respect to any amount subject to indemnification pursuant to Section 5.1(b)(i). To the extent that the Buyer and the Seller cannot resolve such dispute, the Buyer and the Seller will select a nationally recognized accounting firm or other recognized expert to resolve such dispute. The cost of such review and resolution will be divided between the Buyer and the Seller equally.

          (h) Survival of Obligations. The obligations of the parties set forth in this Article V shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statutes of limitation.

                                   ARTICLE VI
                                    COVENANTS

          Section 6.1 Conduct of the Business Pending the Closing. Except as contemplated by this Agreement, including without limitation Section 2.4 hereof, or with the prior written consent of the Buyer, during the period from the date of this Agreement to the Closing, the Seller shall use commercially reasonable efforts to cause each of the Companies to: conduct its businesses and operations according to its ordinary and usual course of business consistent with past practice and shall use commercially reasonable efforts consistent therewith to preserve intact its properties, assets and business organizations, keep available the services of its officers and employees (to the extent such officers and employees are willing to remain employed) and maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with such Company, in each case in the ordinary course of business consistent with past practice.

          Section 6.2 Consents and Approvals. (a) Each of the parties hereto shall use commercially reasonable efforts to (i) obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement under any federal, state, local or foreign law or regulation (including, without limitation, all of the Transaction Regulatory Approvals),
(ii) promptly cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and (iii) promptly effect all necessary registrations and filings (including filings with Governmental Entities necessary to obtain all of the Transaction Regulatory Approvals) and submissions of information requested by any Governmental Entity. The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to respectively use commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Prior to making any such filing each party shall provide the other with reasonable opportunity to comment thereon.

          (b) Each party hereto shall promptly inform the other of any material communication from any Governmental Entity regarding any of the transactions contemplated hereby. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Buyer shall advise the Seller promptly in respect of any understandings, undertakings or agreements (oral or written) that the Buyer proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated hereby.

          Section 6.3 Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be prepared and made any required filings, submissions and notifications under the laws of any jurisdiction to the extent that such filings are necessary to consummate the transactions contemplated hereby (including, without limitation, to obtain the consents and approvals, contemplated by Section 6.2 hereof) and shall use commercially reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

          Section 6.4 Covenant to Satisfy Conditions. The Seller and the Buyer will each respectively use commercially reasonable efforts to ensure that the conditions set forth herein are satisfied, insofar as such matters are within the control of such party.

          Section 6.5 Exclusivity. From the date hereof until the earlier of that date which is (a) the date that this Agreement has been terminated pursuant to Section 10.1 or (b) the Closing Date, neither the Seller nor the Companies nor any of their respective officers, directors, employees, agents or representatives shall initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to the purchase of any of the Common Stock or a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets of, the Companies (an "Acquisition Proposal") or engage in any negotiations with, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, except as contemplated by this Agreement.

          Section 6.6 Further Assurances. Upon the terms and subject to the conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto, (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or thereunder and (c) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

          Section 6.7 Employee Benefits - COBRA. The Buyer shall be responsible and liable for providing the appropriate COBRA notices and coverage to all employees of each of the Companies who experience a "qualifying event" on or after the Closing, and to related COBRA beneficiaries.

          Section 6.8 Name. After the Closing, the Buyer will not use the name "Goldfield" in conducting the business of any of the Companies and promptly after the Closing will change the name of Consolidated to remove "Goldfield" from the name.

          Section 6.9 Transition Services. To facilitate the orderly transition of the Companies' business, the Buyer and the Seller will enter into a Transition Services Agreement (the "Transition Services Agreement") at the Closing, in the form of Exhibit C hereto.

          Section 6.10 Mine Closure. The Buyer shall use its best efforts to proceed expeditiously with the closure and reclamation actions and activities at the sites as required by the Reclamation and Closure Plans, any applicable Environmental Laws, and in accordance with the timetables set forth in the Reclamation and Closure Plans described in Section 6.10 of the Seller Disclosure Schedule as such Reclamation and Closure Plans may be modified in accordance with applicable law. The Buyer shall have the sole responsibility for directing and supervising the actions and activities undertaken pursuant to this Section
6.10 (the "Buyer's Reclamation Activities") and shall indemnify the Seller for any payments made by or Damages imputed to the Seller for actions or activities undertaken by the Buyer or at the Buyer's direction or omissions by the Buyer or at the Buyer's direction occurring subsequent to the Closing Date in connection with the Buyer's Reclamation Activities to the fullest extent permitted by law (the "Reclamation Indemnification"). Notwithstanding any other provision in this Agreement, the Buyer's liability under the Reclamation Indemnification shall not be limited in any way.

          Section 6.11 Post Closing Permit and Bond Transfer. The Buyer shall proceed expeditiously to arrange the release of the Seller from any and all of the Seller's obligations in respect of the Seller's guarantees for the benefit of third parties associated with the Reclamation and Closure Plans, as well as any and all of the Seller's obligations in respect of the Seller's guarantees for the benefit of third parties that have been provided by Seller in connection with all other operations and activities of the Companies (including all construction performance bonds) which obligations, guarantees, assurances and performance bonds are set forth in Section 6.10 of the Seller Disclosure Schedule (the "Continuing Support Obligations"). The Seller shall maintain the Continuing Support Obligations for the time period necessary for the Buyer to make such arrangements; provided that at the Closing the Buyer shall provide the Guarantee for the outstanding Continuing Support Obligations. Prior to the release of the Seller from the Continuing Support Obligations, the Companies may continue to operate under all permits secured by the bonds listed on Section
6.10 of the Seller Disclosure Schedule, subject to the maintenance of the Guarantee. The Buyer shall comply with all of the terms and conditions of such permits and all applicable laws and regulations. The Buyer shall indemnify the Seller for any payments made by Seller in respect of the Continuing Support Obligations and for any

Damages arising in connection with the Continuing Support Obligations (the "Continuing Support Obligation Indemnification"). Notwithstanding any other provision in this Agreement, the Buyer's liability under the Continuing Support Obligation Indemnification shall not be limited in any way.

                                  ARTICLE VII
                     CONDITIONS TO EACH PARTY'S OBLIGATIONS

          The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by each of the parties, at or prior to the Closing of each of the following conditions:

          Section 7.1 Regulatory Approvals. All of the material Transaction Regulatory Approvals shall have been obtained.

                                  ARTICLE VIII
                     CONDITIONS TO THE SELLER'S OBLIGATIONS

          The obligations of the Seller to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by the Seller, at or prior to the Closing, of each of the following conditions:

          Section 8.1 Representations and Warranties of the Buyer True. The representations and warranties of the Buyer contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date unless limited by their terms to a prior date.

          Section 8.2 Performance. The Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing.

          Section 8.3 Buyer Guarantee. The Buyer shall have provided to the Seller the Guarantee for the Continuing Support Obligations, which are set forth on Section 6.10 of the Seller Disclosure Schedule; provided, however, if the Buyer has arranged for the release of the Seller from all of the Seller's obligations in respect of any one or more of the Continuing Support Obligations, as contemplated by Section 6.11 hereof, the Buyer shall not be required to provide the Guarantee in respect of such Continuing Support Obligations; provided, that the Buyer has provided to the Seller written acknowledgements from the beneficiaries of such Continuing Support Obligations confirming the release of the Seller from such Continuing Support Obligations, or evidence of termination of such Continuing Support Obligations, acceptable to Seller.

          Section 8.4 Certificates. The Buyer shall have furnished the Seller with such certificates to evidence its compliance with the conditions set forth in Sections 8.1, 8.2 and 8.3 hereof as the Seller may reasonably request.

          Section 8.5 No Injunction or Proceeding. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby.

                                   ARTICLE IX
                      CONDITIONS TO THE BUYER'S OBLIGATIONS

          The obligation of the Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by the Buyer, at or prior to the Closing, of each of the following conditions:

          Section 9.1 Representations and Warranties of the Seller True. The representations and warranties of the Seller contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date unless limited by their terms to a prior date.

          Section 9.2 Performance by the Seller. The Seller shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by the Seller on or prior to the Closing.

          Section 9.3 Certificates. The Seller shall have furnished the Buyer with such certificates to evidence its compliance with the conditions set forth in Sections 9.1 and 9.2 hereof as the Buyer may reasonably request.

          Section 9.4 No Injunction or Proceeding. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby.

          Section 9.5 Officer and Director Resignations. Effective as of the Closing Date, each officer and director of each of the Companies shall submit their resignations to Buyer.

                                   ARTICLE X
                  TERMINATION AND ABANDONMENT; INDEMNIFICATION

          Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual consent of the Buyer and the Seller;

          (b) by the Buyer or the Seller if the Closing shall not have occurred on or before December 2, 2002; provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to a party whose failure to perform any of its obligations under this Agreement resulted in the failure of the Closing to be consummated by such date;

          (c) by the Buyer or the Seller if any of the Transaction Regulatory Approvals, the receipt of which is a condition precedent to consummate the Closing, shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied); or

          (d) by the Buyer or the Seller, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

          Section 10.2 Procedure and Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.1 hereof by one party, written notice thereof shall forthwith be given to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the transactions contemplated hereby shall be abandoned. If this Agreement is terminated as provided herein:

          (a) the Buyer shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of the Seller relating to the transactions contemplated hereby, whether obtained before or after the execution hereof or certify the destruction thereof;

          (b) all information received by the Buyer with respect to the business, operations, assets or financial condition of the Seller and each of the Companies shall remain subject to the Confidentiality Agreement; and

          (c) except as otherwise expressly set forth herein, no party to this Agreement shall have any liability hereunder to any other party, except (i) for any breach by such party of the terms and provisions of this Agreement, (ii) as stated in paragraphs (a) and (b) of this Section 10.2 and (iii) as provided in the Confidentiality Agreement.

          Section 10.3 Survival of Representations and Warranties. (a) (a) The representations and warranties contained in Section 3.2 (relating to title to the Common Stock) shall survive the Closing and remain in full force and effect indefinitely. All other representations and warranties contained in Articles III and IV, other than the representations and warranties contained in Section 3.10 (relating to Taxes), shall survive the Closing and remain in full force and effect until two years after the Closing Date, at which time they shall terminate.

          (b) After the Closing, the sole and exclusive remedy for any breach of any representation, warranty, covenant or agreements shall be pursuant to
Section 10.4 hereof, except in the case of fraud or unless this Agreement provides otherwise. Under no circumstances shall any party be liable to any other party for consequential, incidental or punitive damages.

          Section 10.4 Indemnification. (a) (a) From and after the Closing, the Seller shall indemnify and hold harmless, subject to the limitations set forth in this Section 10.4, the Buyer, its Affiliates and Representatives (collectively, the "Buyer Indemnified Parties") from and against any Damages arising from or in connection with (i) any inaccuracy in any representation or the breach of any warranty of the Seller under this Agreement or (ii) the failure of the Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by the Seller pursuant to this Agreement.

          (b) From and after the Closing, the Buyer shall indemnify and hold harmless, subject to the limitations set forth in this Section 10.4, the Seller, its Affiliates and Representatives (collectively, the "Seller Indemnified Parties") from and against any Damages to the extent they are the result of (i) any inaccuracy in any representation or the breach of any warranty of the Buyer under this Agreement or (ii) the failure of the Buyer to duly perform or observe any term, provision, covenant or agreement to be performed or observed by the Buyer pursuant to this Agreement.

          (c) Notwithstanding anything herein to the contrary (other than with respect to the Midnight Mine Indemnification, the Elephant Property Indemnification, the Reclamation Indemnification or the Continuing Support Obligation Indemnification, which shall not be limited by this Section 10.4, including Section 10.4(d)), no indemnification shall be available to the Buyer Indemnified Parties under Section 10.4(a) hereof or to the Seller Indemnified Parties under Section 10.4(b) hereof unless and until the aggregate amount of Damages that would otherwise be subject to indemnification, exceeds $50,000 (the "Deductible Amount"), in which case the party entitled to such indemnification shall be entitled to receive only the amounts in excess of the Deductible Amount.

          (d) Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Seller to the Buyer Indemnified Parties under this Agreement shall not exceed $1,000,000 the maximum aggregate liability of the Buyer to the Seller Indemnified Parties under this Agreement shall not exceed $1,000,000.

          (e) Notwithstanding anything herein to the contrary, none of the Buyer Indemnified Parties shall be entitled to indemnification by Seller for any Damages arising from any matter of which the Buyer had Knowledge at or prior to Closing, including, without limitation, any such matter known to the Buyer by reason of the Seller having delivered written notice thereto, either in a disclosure schedule or a supplemented disclosure schedule or an officer's certificate, at or prior to Closing.

          (f) Any calculation of Damages for purposes of this Section 10.4 shall be (i) net of any insurance recovery made by the Indemnified Party (whether paid directly to such Indemnified Party or assigned by the Indemnified Party to such Indemnified Party) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the deductibility by the Indemnified Party of any such Damages (or the expenses or losses that are attributable or relate to the creation of such Damages) or any Tax (together, "Additional Deductions"). Any indemnification payment hereunder shall initially be made without regard to this Section 10.4(f) and shall be reduced to reflect any such net Tax benefit only after the Indemnified Party actually realized such benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party (and/or any Person with which the Indemnified Party joins in filing tax returns, or such Persons collectively) is reduced below the amount of Taxes that such Indemnified Party (and/or any Person with which the Indemnified Party joins in filing tax returns, or such Persons collectively) would have been required to pay but for the deductibility of any Additional Deductions. The amount of any reduction hereunder shall be adjusted to reflect any final determination (including the execution of Form 870-AD or successor form) with respect to the Indemnified Party's liability for Taxes and, if necessary, the Seller or the Buyer, as the case may be, shall make payments to the other to reflect such adjustment. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (including the execution of Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. federal income Tax purposes.

          (g) No action, claim or setoff for Damages subject to indemnification under this Section 10.4 shall be brought or made with respect to claims for Damages resulting from a breach of any representation or warranty contained in this Agreement after the date on which such representation or warranty shall terminate pursuant to Section 10.3; provided, however, that any claim made with reasonable specificity by the party hereto or its Affiliates or Representatives seeking indemnification (the "Indemnified Party") to the party from which indemnification is sought (the "Indemnifying Party") within the time periods set forth above shall survive (and be subject to indemnification) until it is finally and fully resolved.

          (h) An Indemnified Party shall give notice to an Indemnifying Party promptly after such Indemnified Party has actual Knowledge of any claim which might give rise to a claim for Damages, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that the Indemnified Party may participate in such defense at its own expense (unless the Indemnified Party shall have reasonably concluded, based upon a written opinion of outside counsel, that there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of one separate firm of counsel shall be at the expense of the Indemnifying Party); and provided further that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder unless the Indemnifying Party is actually and materially prejudiced thereby. An Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all liability in respect of such claim or litigation. An Indemnified Party shall furnish such information regarding itself or the claim in question as such Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

          (i) Any claim for Taxes shall be provided for exclusively in Article
V.

                                   ARTICLE XI
                                  MISCELLANEOUS

          Section 11.1 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party or parties waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other such right, power or privilege.

          Section 11.2 Representations and Warranties; Etc. (a) The Buyer hereby acknowledges and agrees that the Seller is not making any representation or warranty whatsoever, express or implied, including without limitation in respect of the Seller, each of the Companies or their respective assets, liabilities and businesses, except for those representations and warranties of the Seller explicitly set forth in this Agreement, together with the Seller Disclosure Schedule or supplement thereto or in any certificate contemplated hereby and delivered by the Seller in connection herewith (notwithstanding the delivery or disclosure to the Buyer or its Representatives of any other documents or information).

          (b) Other than pursuant to this Agreement, neither the Buyer or any of its officers, directors, partners, employees, Affiliates, Representatives or agents, (collectively, the "Buying Group") nor the Seller or any of its officers, directors, partners, employees, Affiliates, Representatives or agents, (collectively, the "Selling Group") shall have any liability or responsibility to any Person, including, without limitation, the Buyer or the Seller for (and each of them unconditionally releases the Selling Group and the Buying Group from) any liability or obligation, whether contingent or absolute, whether arising prior to, on or after, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement, (i) relating to this Agreement and the transactions contemplated hereby, (ii) arising out of or due to any inaccuracy of any representation or warranty or the breach of any covenant, undertaking or other agreement of the Buyer or the Seller contained in this Agreement, the Seller Disclosure Schedule or in any certificate contemplated hereby and delivered by the Buyer or the Seller in connection herewith and (iii) relating to any information (whether written or oral), documents or materials furnished by the Seller or any of its Affiliates or any of its respective Representatives, including the Information Memorandum dated March 2002 prepared by McFarland Dewey & Co., LLC and any information, documents or material made available to the Buyer in "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.

          Section 11.3 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof (other than the Confidentiality Agreement). This Agreement may not be assigned by a party hereto without the consent of the other parties.

          Section 11.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

          Section 11.5 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

          (a)   If to the Seller, to:

                The Goldfield Corporation
                100 Rialto Place, Suite 500
                Melbourne, Florida  32901
                Attention: John H. Sottile, President
                Facsimile: (321) 724-1703

                with a copy to:

                LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                125 West 55th Street
                New York, New York  10019
                Attention:  David P. Bicks
                Facsimile:  (212) 424-8500

          (c)   if to the Buyer, to:

                Imagin Minerals, Inc.
                32 Bryant's Brook Road
                Wilton, Connecticut  06987
                Attention:   Garold R. Spindler, President
                Facsimile:   (203) 762-0329

                with a copy to:

                J. Thomas Lane
                Charles B. Dollison
                Bowles Rice McDavid Graff & Love PLLC
                800 Quarrier Street
                Post Office Box 1386
                Charleston, West Virginia  25325-1386
                Facsimile: (304) 343-2867

or such other address or facsimile number as a party may hereafter specify by like notice to the other party. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified herein and the appropriate confirmation is provided, (ii) if given by United States mail, three days after such notice is deposited in the mail in a postage pre-paid envelope or (iii) if given by any other means, when delivered at the address specified herein.

          Section 11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

          Section 11.7 Publicity. Except as otherwise may be required by law, for so long as this Agreement is in effect, neither the Seller nor the Buyer shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the express prior written approval of the other party which shall not be unreasonably withheld. The parties shall cooperate in preparing any such announcements, including upon execution hereof.

          Section 11.8 Jurisdiction; Forum.(a) By the execution and delivery of this Agreement, the Buyer and the Seller submit to the personal jurisdiction of any state or federal court in the State of New York in any suit or proceeding arising out of or relating to this Agreement.

          (b) The parties hereto agree that the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of New York. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

          Section 11.9 WAIVER OF JURY TRIAL. EACH OF THE SELLER AND THE BUYER HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SELLER AND THE BUYER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.


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


          Section 11.10 Indemnification Provisions. (a) If and only to the extent that Section 56-7-1, NMSA 1978, is applicable, no agreement to indemnify (including, without limitation, an agreement to remedy damage or loss caused in whole or in part by the negligence, act or omission of the indemnitee, the agents or employees of the indemnitee, or any legal entity for whose negligence, act or omission any of the foregoing may be liable) contained herein purports to indemnify, and shall not be construed or applied to indemnify, the indemnitee against liability, claims, damages, losses or expenses, including attorney fees, arising out of (i) the preparation or approval of maps, drawings, opinions, reports, surveys, change orders, designs or specifications by the indemnitee, or the agents or employees of the indemnitee, or (ii) the giving of or the failure to give directions or instructions by the indemnitee, or the agents or employees of the indemnitee, where such giving or failure to give directions or instructions is the primary cause of bodily injury to persons or damage to property.

          (b) If and only to the extent that Section 56-7-2, NMSA 1978, is applicable, no agreement to indemnify contained herein purports to indemnify, and shall not be construed or applied to indemnify, the indemnitee against loss or liability for damages arising from the sole or concurrent negligence of the indemnitee or the agents or employees of the indemnitee or any independent contractor who is directly responsible to the indemnitee, or from any accident which occurs in operations carried on at the direction or under the supervision of the indemnitee or an employee or representative of the indemnitee or in accordance with methods and means specified by the indemnitee or employees or representatives of the indemnitee.

          Section 11.11 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 11.13 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          Section 11.14 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and permitted assigns and, except as expressly set forth in Section 10.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Any Person who is a beneficiary of such
Section 10.4 shall be entitled to enforce its rights thereunder; provided, however, that, prior to the Closing, no action to enforce such rights may be commenced by any such Person without the prior written consent of the Seller.

          Section 11.15 Interpretation. No reference in this Agreement to "commercially reasonable efforts" shall require a Person obligated to use such efforts to incur unreasonable out-


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of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation or to consent generally to service of process in any jurisdiction where it is not already subject.

          Section 11.16 Other Acknowledgments and Disclaimers. Except as set forth in Article III, THE SELLER HEREBY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OR REPRESENTATION AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, LAYOUT, FOOTAGE, PHYSICAL CONDITION, OPERATION, COMPLIANCE WITH SPECIFICATION, ABSENCE OF UNKNOWN PHYSICAL DEFECTS OR DAMAGE, OR ANY OTHER MATTER AFFECTING OR RELATED TO THE PROPERTIES OWNED BY THE COMPANIES. WITHOUT LIMITING THE FOREGOING, AND EXCEPT AS SET FORTH HEREIN, THE SELLER DOES NOT MAKE AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTIES OWNED BY THE COMPANIES OR THE COMPLIANCE OR NON COMPLIANCE OF ANY OF SUCH PROPERTIES WITH ANY ENVIRONMENTAL LAWS. SUBJECT TO THE FOREGOING AND, EXCEPT AS SET FORTH HEREIN, THE BUYER ACKNOWLEDGES THAT THE BUYER HAS INSPECTED AND WILL INSPECT FURTHER, THE PROPERTIES OWNED BY THE COMPANIES AND ACCEPTS SUCH PROPERTIES "AS IS", "WHERE IS" AND "WITH ALL FAULTS." EXCEPT AS SET FORTH HEREIN, THE SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO SUCH PROPERTIES FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT, AFFILIATE OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN, AND THE SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY STATEMENT OR INFORMATION CONTAINED IN ANY STUDIES OR REPORTS PROVIDED TO THE BUYER PURSUANT TO ANY PROVISIONS OF THIS AGREEMENT OR OTHERWISE, OR ANY OMISSION WITH RESPECT TO ANY SUCH STUDIES OR REPORTS.


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


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       THE GOLDFIELD CORPORATION



                                           By: /s/ John H. Sottile
                                              ----------------------------------
                                               Name:  John H. Sottile
                                               Title:  President



                                       IMAGIN MINERALS, INC.



                                           By: /s/ Garold R. Spindler
                                              ----------------------------------
                                               Name:  Garold R. Spindler
                                               Title:  President


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